As filed with the Securities and Exchange Commission on August 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Analog Devices, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2348234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Analog Way, Wilmington, MA	01887
(Address of Principal Executive Offices)	(Zip Code)

ANALOG DEVICES, INC. AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

(Full title of the plans)

Margaret K. Seif

Senior Vice President, Chief People Officer and Chief Legal Officer

One Analog Way

Wilmington, MA 01887

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (781) 329-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.16 2/3 par value per share	11,990,184(3)	$165.47	$1,984,015,746	$216,456

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock $0.16 2/3 par value per share (the “Common Stock”) of Analog Devices, Inc. (“Analog Devices” or the “Registrant”) that become issuable under the Maxim Integrated Products, Inc. Amended and Restated 1996 Stock Incentive Plan, as amended and restated effective as of the Effective Time (as defined below) as the Analog Devices, Inc. Amended and Restated 1996 Stock Incentive Plan (as it may be further amended, restated or modified from time to time, the “1996 Plan”), by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on August 25, 2021.

(3)

Represents (i) 181,000 shares of Common Stock issuable under the 1996 Plan pursuant to restricted stock awards of Maxim Integrated Products, Inc. (“Maxim”) outstanding immediately prior to the effective time (the “Effective Time”) of the merger of Magneto Corp., a wholly owned subsidiary of Analog Devices (“Merger Sub”), with and into Maxim pursuant to that certain Agreement and Plan of Merger, dated as of July 12, 2020 (the “Merger Agreement”), by and among Analog Devices, Merger Sub and Maxim (the “Merger”) that were converted into restricted stock awards with respect to Common Stock at the Effective Time, (ii) 3,500,000 shares of Common Stock issuable under the 1996 Plan pursuant to restricted stock unit awards into which the restricted stock unit awards and performance stock units of Maxim outstanding immediately prior to the Effective Time were converted at the Effective Time, and (iii) 8,309,184 shares of Common Stock issuable in respect of shares previously reserved for issuance under the 1996 Plan, which plan and the share reserve thereunder was assumed by Analog Devices on August 26, 2021 in connection with the Merger.

EXPLANATORY NOTE

Reference is made herein to the Merger Agreement by and among (i) the Registrant, (ii) Merger Sub, and (iii) Maxim. Pursuant to the terms of the Merger Agreement, on August 26, 2021 at the Effective Time, Merger Sub merged with and into Maxim, with Maxim surviving as a wholly owned subsidiary of the Registrant.

At the Effective Time, the Registrant assumed Maxim’s outstanding equity awards and Maxim’s Amended and Restated 1996 Stock Incentive Plan for the purpose of granting future equity awards relating to the Common Stock to employees who were employed by Maxim immediately prior to the Effective Time, or who are hired after the Merger. At the Effective Time, (i) all Maxim restricted stock units and Maxim restricted shares (excluding any Maxim restricted stock units and Maxim restricted shares that by their terms became vested and settled upon the Effective Time) outstanding as of immediately prior to the Effective Time were automatically converted into restricted stock units or restricted shares, as applicable, denominated in shares of the Registrant’s Common Stock based on the exchange ratio of 0.6300 (the “Exchange Ratio”) and (ii) all Maxim performance-based market stock units (“Maxim MSUs”) outstanding as of immediately prior to the Effective Time (other than any Maxim MSUs that by their terms vested and settled immediately prior to the Effective Time) were automatically converted into time-based restricted stock unit awards denominated in shares of the Registrant’s Common Stock based on (x) the number of shares of Maxim common stock subject to each Maxim MSU after giving effect to any applicable provisions in the award agreement governing the Maxim MSU with respect to a “change in control” and (y) the Exchange Ratio. Other than the foregoing adjustments, the awards governing such converted restricted stock units or restricted shares (the “Assumed Awards”), as applicable, will generally remain subject to the same vesting and other terms and conditions that applied to the awards immediately prior to the Effective Time.

This Registration Statement has been filed for the purpose of registering up to 11,990,184 shares of Common Stock issuable pursuant to the Assumed Awards as well as awards to be granted after the date hereof under the Amended and Restated 1996 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, filed with the Commission on November 24, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 30, 2021, filed with the Commission on February 17, 2021;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2021, filed with the Commission on May 19, 2021;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2021, filed with the Commission on August 18, 2021;

(e)

The Registrant’s Current Reports on Form 8-K filed with the Commission on November  6, 2020, December  17, 2020, January  27, 2021, February  17, 2021, March  2, 2021, March  11, 2021, June  23, 2021 and August 23, 2021; and

(f)	The description of the Common Stock contained in the Registrant’s Form 8-A, filed with the Commission on March 21, 2012, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Article 6A of the Registrant’s charter provides that the Registrant will indemnify each person who is, or was, a director or officer of the Registrant or who is or was a director or employee of the Registrant and is serving or has served as a director or officer of another organization at the request of the Registrant or in any capacity with respect to an employee benefit plan of the Registrant, against all liabilities and expenses, including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys’ fees, imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceedings, whether civil or criminal, to which such individual may be made a defendant or with which such individual may become involved or threatened, directly or indirectly, by reason of having been an officer or director of the Registrant or as a result of his having served with respect to any such employee benefit plan. Article 6A further provides that the Registrant will provide no indemnification with respect to any matter as to which any director or officer is finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan. The right to indemnification conferred by Article 6A includes the right to be paid by the Registrant for liabilities and expenses incurred in connection with settlement or compromise of any such action pursuant to a consent decree or otherwise, unless a determination is made by the Registrant’s board of directors that such settlement or compromise is not in the best interests of the Registrant or, if the matter relates to an employee benefit plan, the participants or beneficiaries of such employee benefit plan.

Article 6A of the Registrant’s charter includes the right to payment by the Registrant of expenses, including reasonable attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding in advance of its final disposition, subject to receipt of an undertaking by the individual person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Analog Devices charter. However, no advance may be made if the Registrant’s board of directors reasonably and promptly determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Registrant or if two disinterested directors are not then in office, by independent legal counsel in a written opinion), based on facts known to the Analog Devices board of directors or such independent legal counsel at such time, that such person did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant or the participants or beneficiaries of such employee benefit plan, as the case may be.

Under Article 6A of the Registrant’s charter, if an individual is entitled under any provision of Article 6 of the Registrant’s charter to indemnification by the Registrant for some or a portion of the liabilities or expenses imposed upon or incurred by such individual in the investigation, defense, appeal or settlement of any action, suit or proceeding but not, however, for the total amount thereof, the Registrant will nevertheless indemnify such individual for the portion of such liabilities or expenses to which such individual is entitled. the Registrant’s obligation to provide indemnification under the Registrant’s charter will be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Registrant or any other person.

Under Article 6D of the Registrant’s charter, to the fullest extent permitted by the Massachusetts Business Corporation Act, as may be amended from time to time, no director will be personally liable to Analog Devices or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

The Registrant has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of the Registrant to indemnify the individual under certain circumstances. Each agreement generally provides that the Registrant will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of the Registrant or in connection with his or her service at the request of the Registrant for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of the Registrant.

In addition, the Registrant has directors’ and officers’ liability insurance for the benefit of its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

4.1	Restated Articles of Organization of Analog Devices, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Analog Devices, Inc.’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2008).

4.2	Amendment to Restated Articles of Organization of Analog Devices, Inc. (incorporated by reference to Exhibit 3.1 to Analog Devices, Inc.’s Current Report on Form 8-K filed on December 8, 2008).

4.3	Amended and Restated By-Laws of Analog Devices, Inc. (incorporated by reference to Exhibit 3.1 to Analog Devices, Inc.’s Current Report on Form 8-K filed on December 17, 2018).

4.4	Maxim Integrated Products, Inc. Amended and Restated 1996 Stock Incentive Plan, as amended and restated (incorporated by reference to Appendix B of Maxim Integrated Products, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on September 30, 2016).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Commonwealth of Massachusetts, on this 26th day of August, 2021.

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Name: Vincent Roche Title: President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Analog Devices, Inc., hereby severally constitute and appoint Vincent Roche, Prashanth Mahendra-Rajah and Margaret K. Seif, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analog Devices, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Stata	Chairman of the Board	August 26, 2021
Ray Stata

/s/ Vincent Roche	President and Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2021
Vincent Roche

/s/ Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 26, 2021
Prashanth Mahendra-Rajah

/s/ Michael Sondel	Chief Accounting Officer (Principal Accounting Officer)	August 26, 2021
Michael Sondel

/s/ James A. Champy	Director	August 26, 2021
James A. Champy

Signature	Title	Date

/s/ Anantha P. Chandrakasan	Director	August 26, 2021
Anantha P. Chandrakasan

	Director	August 26, 2021
Tunç Doluca

/s/ Bruce R. Evans	Director	August 26, 2021
Bruce R. Evans

/s/ Edward H. Frank	Director	August 26, 2021
Edward H. Frank

/s/ Dr. Laurie H. Glimcher	Director	August 26, 2021
Dr. Laurie H. Glimcher

/s/ Karen M. Golz	Director	August 26, 2021
Karen M. Golz

	Director	August 26, 2021
Mercedes Johnson

/s/ Mark Little	Director	August 26, 2021
Mark Little

/s/ Kenton J. Sicchitano	Director	August 26, 2021
Kenton J. Sicchitano

/s/ Susie Wee	Director	August 26, 2021
Susie Wee